Exhibit 33.2

Citibank, N.A.

World Headquarters Financial Center

399 Park Avenue

New York, New York 10022

Management Assessment of Compliance with Applicable Servicing Criteria

Management of Citibank, N.A. (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the asset-backed securities transactions involving student loans for which the Company acted as the servicer (the Platform) for the applicable servicing criteria and periods defined in Appendix I.

The Company’s management has assessed the Company’s compliance with the applicable servicing criteria as of and for the periods ended as defined in Appendix I. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

For a certain asset-backed security transaction within the platform, with respect to servicing criteria 1122(d)(2)(ii) and 1122(d)(3)(ii) (related only to amounts due to investors are remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreement), management has engaged a vendor to perform the activities required by these servicing criteria. The Company’s management has determined that the vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). Management has policies and procedures in place designed to provide reasonable assurance that the vendor activities comply in all material respects with the servicing criteria applicable to the vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria.

Based on such assessment, management believes that, as of and for the periods ended as defined in Appendix I, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of and for the periods ended as defined in Appendix I.

March 16, 2012

Citibank, N.A.

/s/ Francis Genesi	/s/ Calvin Balliet
Francis Genesi	Calvin Balliet
Chief Financial Officer-Citi Holdings	Managing Director

Appendix I

The following trusts make up the servicing platform that management of Citibank, N.A. (CBNA) has determined the servicing criteria in Item 1122(d) of Regulation AB are applicable as of and for the respective periods as follows:

Platform/Trust Applicable	Trust Owner	Period Start Date	As of and Period End Date	Applicable Servicing Criteria
SLC Student Loan Trust 2004-1	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2005-1	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2005-2	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2005-3	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2006-1	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2006-2	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2006-A	Discover	1/1/2011	12/31/2011	1
SLC Student Loan Trust 2007-1	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2007-2	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2008-1	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2008-2	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2009-1	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2009-2	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2009-3	Sallie Mae	1/1/2011	10/8/2011	1
SLC Student Loan Trust 2009-A	Citibank, N.A.	1/1/2011	12/31/2011	2
SLC Student Loan Trust 2010-A	Discover	1/1/2011	12/31/2011	1
SLC Student Loan Trust 2010-B	Discover	1/1/2011	12/31/2011	1
SLC Student Loan Trust 2010-1	Citibank, N.A.	1/1/2011	7/31/2011	3
SLC Student Loan Trust 2010-1	Sallie Mae	8/1/2011	10/8/2011	1

1.	For the period January 1, 2011—October 8, 2011, Citibank, N.A. was servicer of these student loan trusts for the servicing criteria set forth in Item 1122(d), in regards to the activities performed by the Company, except for the following criteria: 1122(d)(1)(i)-1122(d)(1)(iv), 1122(d)(2)(i)-1122(d)(2)(vii), 1122(d)(3)(i)-1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(v), and 1122(d)(4)(x)-1122(d)(4)(xiii), which management has determined are not applicable to the activities the Company performs. Effective October 8, 2011, servicing of such student loan trusts transferred to Sallie Mae.

2.	Applicable servicing criteria include all of the servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company, except for the following criteria: 1122(d)(1)(iii), 1122(d)(2)(i),1122(d)(2)(iii)- 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(v), and 1122(d)(4)(x)-1122(d)(4)(xiii), which management has determined are not applicable to the activities the Company performs. For criteria 1122(d)(2)(ii) and 1122(d)(3)(ii) (related only to amounts due to investors are remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreement), the Company has engaged a vendor to perform the activities required by these servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to the vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations.

3.	On July 31, 2011 CBNA entered into an agreement with Sallie Mae, whereby, effective August 1, 2011, CBNA sold the SLC Student Loan Trust 2010-1. The deal closed on August 1, 2011. At this date, Sallie Mae became the owner of the aforementioned trust. CBNA remained the servicer of the trust through October 8, 2011, at which time Sallie Mae become the trust servicer. Applicable servicing criteria include all of the servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company, except for the following criteria: 1122(d)(1)(iii), 1122(d)(2)(i)-1122(d)(2)(vii), 1122(d)(3)(i)-1122(d)(3)(iv), 1122 (d)(4)(v), and 1122(d)(4)(x)-1122(d)(4)(xiii), which management has determined are not applicable to the activities the Company performs.